EXHIBIT 10.1
EMPLOYMENT SEPARATION AND RELEASE AGREEMENT

This Employment Separation and Release Agreement (the “Agreement”) is made and entered into by and between ENTERPRISE FINANCIAL SERVICES CORP (the “Company”), the principal business address of which is 150 North Meramec Avenue, St. Louis, MO 63105, and Frank Sanfilippo (“Executive”), whose principal residence is _______________.

WHEREAS, Executive is currently employed by the Company as Executive Vice President and Chief Operating Officer;

WHEREAS, the Company has determined to eliminate the Executive’s position resulting in an involuntary separation from the employment of Executive other than for cause as provided in his Enterprise Financial Services Corp Amended and Restated Executive Employment Agreement dated August 8, 2014;

WHEREAS, Executive will no longer be considered an insider for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, as of June 30, 2016; and

WHEREAS, the Company and Executive desire to sever the employment relationship between them in a manner mutually beneficial to both parties;

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and promises set forth herein, the adequacy of which is acknowledged by each of the parties, it is hereby agreed as follows.

Effective Date

This Agreement, being delivered to Executive on July 1, 2016, must be executed by Executive and returned to the Company on or before July 22, 2016, in order to become effective. After such delivery to the Company, the Agreement shall become effective upon the eighth day following the date on which it is executed by Executive, without Executive having exercised his revocation right described on page 4 below (the “Effective Date”). The Effective Date shall be not later than July 30, 2016.

Termination of Employment

The Company and Executive agree that nothing contained in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person. Employee’s employment with the Company shall terminate July 15, 2016 (the "Termination Date"). On or before the Company's next regular payday following the Termination Date, Executive shall be paid his accrued, unused Paid Time Off.

Severance Pay

Executive's agreement to the obligations set forth in this Agreement is a required condition to certain of the Company's obligations set forth in this Agreement. In consideration of the Executive's agreement to the obligations set forth herein, the Company shall pay to Executive the following (collectively the “Severance Payments”):

Executive will be paid: (i) One (1) year of Executive's Base Salary at the rate payable at the time of such termination, which is Two Hundred Sixty-Five Thousand Two Hundred Twenty-Five Dollars and Zero Cents ($265,225.00); plus (ii) Annual cash Targeted Incentives for the year in which such termination occurs as though all "target levels" of performance for such year are fully and completely achieved, in the amount of Fifty-Seven Thousand Five Hundred Dollars and Zero Cents ($57,500.00). Amount will be payable in two (2) payments, the first payment on July 15, 2016 in the amount of Eleven Thousand Fifty-One Dollars and Five Cents ($11,051.05), less applicable taxes and withholdings and a second payment of the remainder of the amount of Three Hundred Eleven Thousand Six Hundred Seventy-Three Dollars and Ninety-Five Cents ($311,673.95) ($322,725.00 - $11,051.05 = $311,673.95), less applicable taxes and withholdings, on the 60th day after Executive's Separation from Service, which will be September 13, 2016.

Executive agrees that Executive is not otherwise entitled to the Severance Payments and that the payments constitute adequate consideration for the obligations undertaken by him pursuant to this Agreement. Except as specifically stated herein, Executive shall not accrue any benefits after the Effective Date, and no other amounts (other than any vested benefits accrued by Executive under any qualified retirement plan maintained by the Company), are due Executive by the Company. Any amounts due and owing the Company from Executive pursuant to the secured interest only note between the parties may be offset from the Severance Payments if not paid when due under such note.

General Release

Executive, in consideration of the Severance Payments, and with the intent of binding Executive, Executive’s heirs, personal representatives, administrators, successors, and assigns, hereby releases, acquits and forever discharges the Company and all its present, former, and future officers, directors, executives, agents, attorneys, divisions, subsidiaries, predecessors, successors, related companies, shareholders, partners, and members of all of them, personal representatives, and assigns, from and against any and all claims, charges, demands, rights of action, liabilities (including attorneys’ fees and costs actually incurred), judgments, jury verdicts, or lawsuits arising on or before the Effective Date, including but not limited to: (l) any and all claims relating to alleged discrimination or otherwise relating to terms and conditions of Executive’s employment, including but not limited to, any and all actions arising under Title VII, the Age Discrimination in Employment Act, the Missouri Human Rights Act, 42 U.S.C. §1981, COBRA, The Older Workers’ Benefit Protection Act (OWBPA), Employment Retirement Income Security Act (ERISA), Family Medical Leave Act (FMLA), Fair Labor Standard Act (FLSA), Missouri Workers’ Compensation Act, the Americans with Disabilities Act, the Genetic Information Non-Discrimination Act (GINA), and any and all other local State or Federal laws or regulations; (2) any and all actions for breach of contract, violation of public policy, promissory estoppel, fraud, negligence, wrongful or retaliatory discharge, defamation, intentional infliction of emotional distress, and/or other personal or business injury; (3) any and all rights to or claims for compensation (including, but not limited to, salary, severance pay, paid time off pay, bonuses, incentives, pension, insurance, or any other employment or fringe benefits or compensation of any kind whatsoever) except as provided for in this Agreement, rights to or claims for liquidated damages, rights to or claims for reinstatement, rights to or claims for contract, compensatory, exemplary or punitive damages, rights to or claims for injunctive relief, rights to or claims for front pay, rights to or claims for expenses, costs, or attorneys’ fees; (4) any and all claims under any and all employment agreements or offer letters Executive has had with or received from the Company; and (5) any and all claims for losses or damages of whatsoever kind or nature which Executive now has or has ever had, both known or unknown, or which Executive’s heirs, personal representatives, administrators, successors, and assigns hereinafter can, shall, or may have, both known or unknown, against the Company and/or all its present, former and future officers, directors, executives, agents, attorneys, divisions, subsidiaries, predecessors, successors, related companies, administrators, personal representatives, and assigns. Executive hereby expressly waives the benefit of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Executive to exist. Executive further acknowledges, understands and agrees that any claims Executive may have against the Company are hereby released and waived for all purposes and all times.

Executive further explicitly waives all required notices under any state or federal WARN act, all rights to future employment with the Company, and agrees not to apply for employment with the Company. This release expressly extends to all claims based on the present and future effects of past acts of the Company.

This Agreement shall not limit, in any way, Executive’s right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission. Executive agrees that Executive has waived Executive’s right to monetary or other recovery from any claim pursued with the Equal Employment Opportunity Commission or any other federal, state or local administrative agency on Executive’s behalf arising out of or related to Executive’s employment with and/or separation from employment with the Company.

Nothing in this Agreement shall be construed to mean that Executive is waiving or releasing claims to enforce this Agreement, claims for workers’ compensation benefits, claims for unemployment benefits, claims for any vested benefits owed to Executive, claims for any vested rights Executive may have under any retirement plan of the Company, claims for rights under COBRA or claims arising after the date Executive executes this Agreement.

Executive understands and agrees that the General Release above applies to and includes all known, suspected, unknown or unsuspected claims, consequences or results.

Executive represents and warrants that, to the best of Executive’s knowledge and except as specifically described in this Agreement, Executive possesses no federal or state leave claims, Fair Labor Standards Act (“FLSA”) claims, or workers’ compensation claims against the released parties. Executive further represents and warrants that Executive has received any and all compensation pursuant to state and federal wage and hour laws and any and all leave pursuant to the FMLA or any other federal or state law to which Executive may have been entitled as an executive of the Company, and that Executive is not currently aware of any facts or circumstances constituting a violation of any federal or state leave laws, the FLSA, or of any workers’ compensation statute.

Age Claim Waiver

Executive understands that there is included within the release given by Executive in the immediately preceding section a release and waiver of all rights and claims Executive may have under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq. (the “ADEA”). In order to comply with the Act, the Company hereby advises Executive as follows:

(a)    Executive has the right, and is encouraged to, consult with an attorney prior to executing this Agreement.

(b)    The waiver and release of rights and claims under the ADEA pertains only to rights and claims arising on or before the Effective Date of this Agreement, but not to rights and claims under the ADEA that arise after the Effective Date of this Agreement.

(c)    Executive shall have a period of twenty-one (21) days after the date on which this Agreement is delivered to Executive to consider whether or not to execute it. Executive acknowledges receipt of this Agreement on July 1, 2016.

(d)    Notwithstanding any other provisions hereof, this Agreement shall not become effective until seven (7) days have passed following the date on which it is executed by Executive. During said 7-day period, Executive may revoke this Agreement by notice in writing to the Company, in which case this Agreement shall be null and void and unenforceable by either party and Executive shall not be entitled to receive the Severance Payments from the Company. Notice pursuant to this section shall be directed to Lorie White, 1281 N. Warson Road, St. Louis, MO 63132.

(e)    If Executive revokes acceptance of this Agreement, the Company shall have no obligation to pay any part of the Severance Payments described in this Agreement.

(f)    Executive confirms that this Agreement is written in a manner calculated to be understood, and that Executive understands the intended effect of each and every provision of this Agreement.

(g)    Executive has had a reasonable amount of time to consider the terms of this Agreement.

(h)    Executive has decided to accept this Agreement knowingly, voluntarily and without duress or coercion of any kind.

Other Agreements

The provisions of this Agreement shall be in addition to and not supersede or override the terms and conditions of the Executive’s Stock Appreciation Right Agreements executed by Executive on June 15, 2007, June 13, 2008 and September 24, 2008 and the Enterprise Financial Services Corp Amended and Restated Executive Employment Agreement executed by Executive on August 8, 2014.

Executive hereby acknowledges and re-affirms his agreement to Executive's obligations in Section 8 - 10 of the Enterprise Financial Services Corp Amended and Restated Executive Employment Agreement executed by Executive on August 8, 2014 regarding confidentiality and non-disparagement (Section 8), use of proprietary information (Section 9), and non-competition and non-solicitation in the markets of Company's present, former or prospective customers (St. Louis, Kansas City and Phoenix) (Section 10). These duties are limited only in this Agreement by a definition of non-competition as: for a period of one year following a termination of Executive’s employment for any reason (the “Non-Compete Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of the Company, or its Affiliates) any Person engaged in the operation, ownership or management of a bank, trust company, bank holding company, wealth management or financial services business within the Metropolitan Statistical Areas of St. Louis, Kansas City, Phoenix, Arizona or any other city in which the Company or any of its Affiliates has an office at the time of such termination. The St. Louis Metropolitan area is defined as St. Louis City, St. Louis County or St. Charles County; the Kansas City Metropolitan area is defined as Jackson County, Missouri or Johnson County, Kansas; and the Phoenix Metropolitan area is defined as Maricopa County, Arizona.

Executive shall also not, except on behalf of or with the prior written consent of the Company, directly or indirectly, whether alone or in association, or combination with any other Person, or as an officer, director, shareholder, member, manager, employee, agent, independent contractor, consultant, advisor, joint venturer, partner or otherwise and whether or not for pecuniary benefit:

(i) solicit, take away, attempt to take away, divert, attempt to divert, engage in business with, contract with or in any way interfere with the relationship between any Protected Customer (as defined below) and the Company or its Affiliates.

(ii) (1) hire or employ any other employee of the Company, (2) entice, solicit, recruit or induce any other employee of the Company or its Affiliates to leave such employ or (3) otherwise interfere with the employment of any other employee of the Company or its Affiliates.

Before Executive becomes employed by or becomes a consultant for a Person during the Non-Compete Period, Executive shall inform such Person of the provisions of this Section. Provided, however, that nothing contained herein shall prevent such Person employing Executive from continuing to provide services to any individual or other entity that was a customer of the Person prior to the date of the termination of Executive's employment with the Company. Company may advise any third party with whom Executive may consider, establish or contract a relationship, including but not limited to an employment relationship of this Agreement and its terms, and the Company shall have no liability for so acting.

For purposes of this Agreement, "Protected Customer" means any Person and its/his/her Affiliate (i) for whom the Company or any of its Affiliates has provided financial services, including without limitation wealth management, sales of tax credits, investment, banking, trust, insurance or other financial services provided by the Company or any of its Affiliates within the twenty-four month period prior to the termination of Executive's employment with the Company or (ii) to whom the Executive on behalf of the Company or any of its Affiliates had made a proposal to provide any of the above financial services at any time within twelve (12) months preceding the termination of Executive's employment with the Company.

General Provisions

Entire Agreement, Amendments. Other than the Enterprise Financial Services Corp Amended and Restated Executive Employment Agreement and The Stock Appreciation Right Agreements, the provisions hereof constitute the entire and only Agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any provision of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties hereto.

Acknowledgement. Executive acknowledges that Executive has read this entire Agreement and fully understands its terms and conditions; that Executive was advised to obtain legal counsel and/or representation to review this Agreement and that Executive has done so; that Executive may revoke this Agreement by written notice to Employer within seven (7) days after his last signature hereon; that no other representations have been made to Executive other than those contained herein; and that Executive enters into this Agreement of Executive’s own free will and choice with no undue influence, fraud, pressure, duress, or coercion by Employer.

Binding Effect; Third Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. Except as expressly set forth herein, this Agreement is not intended to confer any rights or remedies upon any other person or entity.

Assignment. Neither party shall sell, transfer, assign, nor subcontract any right or obligation hereunder except as expressly provided herein without the prior written consent of each other party. Any act in derogation of the foregoing shall be null and void.

Governing Law. The validity, construction, and performance of this Agreement shall be governed by and in accordance with the internal laws of the State of Missouri.

Waivers. No waiver by any party hereto of any condition or provision of this Agreement to be performed by another party shall be valid unless in writing, and no such valid waiver shall be deemed a waiver of any similar or dissimilar provisions or conditions contained in this Agreement at the same or at any prior or subsequent time.

Non-Disparagement. Executive agrees that he will not, at any time after the date hereof, make any statement or take or omit to take any action, the effect of which is to criticize or otherwise disparage in any way the Company or any of the other released parties. Executive further agrees that he will not interfere in any manner with the business of the Company or any of the other released parties.

Notice. All notices provided for in this Agreement shall be in writing and shall be given either (i) by actual delivery of the notice to the party entitled thereto or (ii) by depositing the same with the United States Postal Service, certified mail, return receipt requested, postage prepaid, to the address of the party entitled thereto. The notice shall be deemed to have been received in case (i) on the date of its actual receipt by the party entitled thereto and, in case (ii), two days after the date of its deposit with the United States Postal Service.

Severability. The terms and conditions of this Agreement are severable, and if any provision hereof is found to be in violation or contravention of law, such provision shall, to the extent so found, be deemed not to be a part of this Agreement, and the remainder of this Agreement shall remain in full force and effect.

Specific Performance. Executive agrees that the Company shall be entitled to obtain specific performance and may sue in any court of competent jurisdiction to enjoin any breach, threatened or actual, of the covenants and promises contained in that Section of this Agreement and shall be entitled; and that, in connection with any such litigation, the Company may also sue to obtain damages for default under or breach of the provision of any of said Section.

Costs and Expenses. If either party shall commence a proceeding against the other to enforce and/or recover damages for breach of this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party all reasonable costs, attorneys’ fees and expenses of enforcement and collection of any and all remedies and damages, or all reasonable costs, attorneys’ fees and expenses of defense, as the case may be.

Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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COMPANY		EXECUTIVE
ENTERPRISE BANK & TRUST		FRANK SANFILIPPO
By:	/s/ Lorie White	By:	/s/ Frank Sanfilippo
Name:	Lorie White	Date:	July 15, 2016
Title:	SVP, Human Resources
Date:	July 19, 2016